EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statements No. 333-126054, 333-46936 and 333-79643 on Forms S-8 of Nautilus, Inc. of our report dated April 26, 2005 relating to the financial statements of DashAmerica, Inc. and Subsidiaries, which appears in the Current Report on Form 8-K/A of Nautilus, Inc. dated July 7, 2005.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

September 22, 2005